IMAGIS TECHNOLOGIES TO PRESENT
AT THE 2002 ROTH CAPITAL GROWTH CONFERENCE

Vancouver, Canada, February 14, 2002; Imagis Technologies Inc. (OTCBB: IGSTF), ("Imagis"), a leading developer and marketer of advanced biometric software, announced today that it has been invited to present at the 14th Annual Roth Capital Growth Conference in Laguna Niguel, California on Tuesday, February 19th, 2002 at 8:30 a.m.

Mr. Iain Drummond, President & CEO of Imagis, will discuss the dramatic increase in demand for Imagis biometric facial recognition technology, ID-2000TM, due to the heightened focus on homeland security. He will also discuss the technology's growing adoption rate among law enforcement agencies in the U.S. and in Europe.

Imagis will provide a live webcast of its presentation on February 19th at 8:30 a.m. PST.
To listen to the webcast, please go to http://www.twst.com/econf/mm/roth/igstf.html

The 2002 Roth Capital Growth conference is sponsored by Roth Capital Partners, Imagis' financial advisor, and will be attended by leading analysts, fund managers, institutions and venture capitalists.

About Imagis ID-2000TM Facial Recognition Technology
 Biometric facial recognition measures characteristics of a human face, which can be used to automatically recognize an individual or verify an individual's identity.

Imagis biometric technology uses more than 200 facial descriptors, generated from its sophisticated image analysis algorithms, to capture and compare an individual's face against a database, quickly identifying individuals who pose a potential threat. Imagis ID-2000 enables law enforcement, border and customs, and airport personnel to:

  Search for criminals based on images such as tattoos, jewelry, clothes and scars;

  Scan millions of regional, national and international database records in seconds; and

  Confirms the identity of employees and other individuals in secure locations.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including Toronto's Pearson International Airport, the world's 16th busiest airport. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number-two career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com

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Imagis Technologies Inc.

February 14, 2002

About Roth Capital Partners
 Roth Capital Partners is a leading full service investment bank that serves corporate, institutional and individual clients. The firm specializes in providing emerging growth companies with access to the capital markets and to financial advisory services at every stage of the company's lifecycle. The firm offers a complete range of banking services to growth companies, including initial public offerings, follow-on equity offerings, investment research, sales and trading, private placements, mergers and acquisitions, and other financial advisory services. The firm seeks to discover innovative investment ideas and to bring them the expertise and resources of a full service investment bank. Roth Capital Partners maintains corporate headquarters in Newport Beach, as well as offices in Los Angeles, Salt Lake City, and Seattle. Visit the Roth Capital Partners website at http://www.rothcp.com.

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CONTACT:
Imagis Technologies Inc.
Sandra Buschau
Tel: + 1 604 684 2449
sandy@imagistechnologies.com